EXHIBIT B

NEGATIVE PLEDGE AGREEMENT

THIS NEGATIVE PLEDGE AGREEMENT is made and entered into effective as of the 12th day of June, 2009, by MidCountry Financial Corp., a Georgia corporation (“MCFC”) in favor of UMB Bank, N.A. (“UMB”), as Agent as described below.

PREAMBLE

WHEREAS, reference is made to that certain Secured Senior Lending Agreement dated effective June 12, 2009, by and among Pioneer Financial Services, Inc. and Subsidiaries (“Borrowers”), UMB Bank, N.A., Arvest Bank, Commerce Bank, N.A., First Bank, Texas Capital Bank, N.A., Southwest Bank, an M&I Bank, SolutionsBank and BancFirst (“Banks”), UMB Bank, N.A., (“Agent”) and MidCountry Bank, as the same may be amended, supplemented or modified from time to time (the “Agreement”). Capitalized terms used herein and not defined herein shall have the meanings designated in the Agreement; and

WHEREAS, pursuant to the Agreement, the Banks may, in their sole discretion, extend Loans to the Borrowers; and

WHEREAS, as an inducement to the Banks to extend Loans to the Borrowers and as a condition to the extension of any such Loans, if any, the Agreement requires that MCFC execute this Negative Pledge Agreement in favor of the Agent for the benefit of the Banks.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MCFC (and each of its successors and assigns), intending to be bound legally, hereby agrees as follows:

1.         Until such time as all outstanding Senior Debt is finally and irrevocably paid and performed in full, MCFC represents and warrants that it will not pledge, sell, assign or transfer its ownership of all or any part of the issued and outstanding capital stock of Pioneer Financial Services, Inc., a Missouri corporation (“Pioneer”), and will not otherwise or further encumber any of such capital stock beyond the currently existing negative pledge thereof in favor of BB&T.

2.         Notwithstanding anything else stated in this Negative Pledge Agreement, in the event that the existing negative pledge of all of the issued and outstanding capital stock of Pioneer in favor of BB&T is terminated for any reason as opposed to being assigned or reinstituted in connection with any renewal or refinancing of BB&T or any replacement lender, MCFC hereby agrees to pledge all of such issued and outstanding capital stock of Pioneer to the Agent for the benefit of the Banks to secure payment of all Senior Debt, such pledge to be evidenced in a document reasonably acceptable to the Agent.

3.         This Negative Pledge Agreement is made by MCFC to induce the Banks to execute the above-referenced Agreement and to consider making Loans, without obligation to do so, to the Borrowers under such Agreement.

This Negative Pledge Agreement shall bind the successors and assigns of the undersigned and may only be terminated by a writing duly executed by MCFC and the Agent or upon full and irrevocable payment of all Senior Debt.

IN WITNESS WHEREOF, the undersigned has executed this Negative Pledge Agreement as of the day and year first written above.

MidCountry Financial Corp.

By:	/s/ Alison N. LaBruyere
Name:	Alison N. LaBruyere
Title:	Senior Vice President and General Counsel

201 Second Street, Suite 250 Macon, Georgia 31201 (478) 746-8222

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